    As Filed with the Securities and Exchange Commission on December 4, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                        _________________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                       __________________________________

                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
               (Exact name of registrant as specified in charter)

             Delaware                                  23-1701520
   (State or other jurisdiction            (I.R.S. Employer Identification No.)
 of incorporation or organization)

                          Great Valley Corporate Center
                               4 Country View Road
                           Malvern, Pennsylvania 19355
                    (Address of principal executive offices)

                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
                          1994 LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)

                              Richard A. Blumenthal
                                 General Counsel
                    Systems & Computer Technology Corporation
                          Great Valley Corporate Center
                               4 Country View Road
                           Malvern, Pennsylvania 19355
                     (Name and address of agent for service)

                                 (610) 647-5930
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                  Proposed Maximum          Proposed Maximum         Amount of
  Title of Securities to be    Amount to be   Offering Price Per Share  Aggregate Offering Price   Registration
         Registered           Registered (1)             (2)                       (2)                  Fee
------------------------------------------------------------------------------------------------------------------
        Common Stock             2,000,000             $11.98                $23,960,000.00          $1,938.37
==================================================================================================================

(1) Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Systems & Computer Technology Corporation 1994 Long-Term Incentive Plan (the "1994 Plan" ) for any future stock split, stock dividend or similar adjustments of the outstanding Common Stock of the Registrant (the "Common Stock"). This Registration Statement registers an indeterminate number of rights (the "Rights") to purchase Series A Participating Preferred Stock pursuant to the terms of a certain Rights Agreement dated as of April 13, 1999, between Systems & Computer Technology Corporation and ChaseMellon Shareholder Services L.L.C.
(2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average of the option exercise price of $11.98 with respect to outstanding options to purchase 2 million shares of Common Stock. No separate consideration will be received for the Rights, which initially will trade together with the Common Stock.

                                EXPLANATORY NOTE

                  Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register 2,000,000 additional shares (the "Shares") of Common Stock of Systems & Computer Technology Corporation, with respect to the currently effective Registration Statement on Form S-8 of the Company relating to the Systems & Computer Technology Corporation 1994 Long-Term Incentive Plan (the "Plan").

                  The contents of the Registration Statement on Form S-8 as filed June 30, 1995, Registration No. 33-60831, as the same may be hereafter amended, is incorporated by reference into this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.   Indemnification of Directors and Officers.
----------------------------------------------------

                  Section 145 of the General Corporation Law of the State of Delaware ("GCL") permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the Company if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. ARTICLE VII,
Section 6 of the Registrant's Restated By-laws provides that the Registrant, to the extent permitted by Section 145 of the GCL, shall indemnify the officers, directors, employees, trustees and agents of the Registrant.

                  As permitted by Section 102(b)(7) of the GCL, Article ELEVENTH of the Registrant's Restated Certificate of Incorporation provides that no director of the Registrant shall have any personal liability to the Registrant or its shareholders for any monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article ELEVENTH does not eliminate or limit the liability of the director for any act or omission occurring prior to the date when the Article became effective.

                  The Company also has Indemnification Agreements with its officers and directors. The Indemnification Agreements require that the Company advance to any covered officer or director the expenses to investigate, defend, settle or appeal any proceeding. The Indemnification Agreements also require the Company, with limited exceptions, to maintain directors' and officers' liability insurance to cover actions of the officers and directors who are parties to such agreements. Where the Company is obligated to indemnify an officer or director under the Indemnification Agreement, the Company may assume the defense of such proceeding, with counsel approved by the officer or director. An officer or director has the right to employ counsel in any such proceeding at his own expense. If the Company has not assumed the defense of an officer or director where obligated, the fees and expenses of the officer's or director's counsel become those of the Company. If a court of competent jurisdiction determines that each of the material assertions made by the director or officer in such indemnification proceeding was frivolous or not made in good faith, the Company will not be required to indemnify the officer or director. Additionally, unless the Company has consented to a settlement agreement entered into by the officer or director (which consent may not be unreasonably withheld), the Company will not be obligated to indemnify the officer or director for the amount received in the settlement. An officer or director may enforce his rights under the Indemnification Agreement in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part or (ii) no disposition of such claim is made within ninety (90) days of such request.

                  The Registrant also has a policy insuring it and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Item 8.  Exhibits.

Exhibit
Number                              Exhibit
------                              -------
4.1 Systems & Computer Technology Corporation 1994 Long-Term Incentive Plan, as amended through November 14, 2000.

5.1               Opinion of Pepper Hamilton LLP.

23.1              Consent of Ernst & Young LLP.

23.2 Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1              Power of Attorney (included on signature page).

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on December
4, 2003.

                                     SYSTEMS & COMPUTER TECHNOLOGY CORPORATION


                                     By: /s/ Eric Haskell
                                         --------------------------------------
                                         Eric Haskell
                                         Executive Vice President, Finance and
                                         Administration, Treasurer and
                                         Chief Financial Officer


                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Eric Haskell and Richard A. Blumenthal and each or any of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

             Signature                                        Title                                     Date

/s/ Michael D. Chamberlain           President and Chief Executive Officer; Director             November 26, 2003
----------------------------
Michael D. Chamberlain


/s/ Eric Haskell                     Executive Vice President, Finance and Administration,       November 26, 2003
-----------------------------        Treasurer and Chief Financial Officer; Director
Eric Haskell

/s/ Gabriel A. Battista              Director                                                    November 18, 2003
-----------------------------
Gabriel A. Battista

/s/ Allen R. Freedman                Non-Executive Chairman of the Board of Directors;           November 15, 2003
-----------------------------        Director
Allen R. Freedman

/s/ Robert M. Gavin, Jr.             Director                                                    November 19, 2003
-----------------------------
Robert M. Gavin, Jr.

/s/ Debra Isenberg                   Director                                                    November 17, 2003
-----------------------------
Debra Isenberg

/s/ Martin Ringle                    Director                                                    November 14, 2003
-----------------------------
Martin Ringle

/s/ Thomas I. Unterberg              Director                                                    November 25, 2003
-----------------------------
Thomas I. Unterberg

                                INDEX TO EXHIBITS


Exhibit
Number                              Exhibit
-------                             -------

4.1 Systems & Computer Technology Corporation 1994 Long-Term Incentive Plan, as amended through November 14, 2000.

5.1               Opinion of Pepper Hamilton LLP.

23.1              Consent of Ernst & Young LLP.

23.2 Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1              Power of Attorney (included on signature page).